TERM NOTE


$3,500,000                                                    Chicago, Illinois
                                                              June 24, 1997

         FOR VALUE RECEIVED, the undersigned, K-V PHARMACEUTICAL COMPANY, a Delaware corporation (herein, together with its successors and assigns, called the "Borrower"), promises to pay to the order of LASALLE NATIONAL BANK, a national banking association (herein, together with its successors and assigns, called the "Bank"), the principal sum of THREE MILLION FIVE HUNDRED THOUSAND DOLLARS ($3,500,000), plus interest at the rate of Eight and 53/100 Percent (8.53%) per annum, payable in monthly installments commencing June 18, 1997 of principal of NINETEEN THOUSAND FOUR HUNDRED FORTY-FOUR AND 44/100 DOLLARS ($19,444.44), plus interest as described below, on the last Business Day of each month through May, 2002, with a final payment of the entire principal balance outstanding, plus accrued and unpaid interest, hereunder due on June 18, 2002. This Note is made pursuant to that certain Loan Agreement dated June 18, 1997 between the Borrower, Particle Dynamics, Inc., a New York corporation, ETHEX Corporation, a Missouri corporation, and Bank (herein, as the same may be amended, modified or supplemented from time to time, called the "Loan Agreement").

         The Borrower further promises to pay to the order of Bank interest on the aggregate unpaid principal amount hereof from time to time outstanding from the date hereof until paid in full at the Fixed Rate described above and at such times as shall be determined in accordance with the provisions of the Loan Agreement. Accrued interest shall be payable on the dates specified in the Loan Agreement.

         Payments of both principal and interest are to be made in the lawful money of the United States of America in immediately available funds at Bank's principal office at 135 South LaSalle Street, Chicago, Illinois 60603, or at such other place as may be designated by Bank to the Borrower in writing.

         This Note is the Term Note referred to in, evidences indebtedness incurred under, and is subject to the terms and provisions of, the Loan Agreement. The Loan Agreement, to which reference is hereby made, sets forth said terms and provisions, including those under which this Note may or must be paid prior to its due date or may have its due date accelerated. Terms used but not otherwise defined herein are used herein as defined in the Loan Agreement.

         This Note is further secured by those certain Missouri Future Advance Deed of Trust and Security Agreements and those certain Assignment of Rents and Leases, each of even date herewith made by Borrower to Bank, encumbering the

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property  commonly  known as 10876 Metro Court and 10862  Metro  Court,  each as legally described therein.

         In addition to, and not in limitation of, the foregoing and the provisions of the Loan Agreement hereinabove referred to, the Borrower further agrees, subject only to any limitation imposed by applicable law, to pay all expenses, including attorneys' fees and expenses, incurred by the holder of this
Note in seeking to collect any amounts payable hereunder which are not paid when due, whether by acceleration or otherwise.

         All  parties  hereto,  whether  as  makers,   endorsers  or  otherwise,
severally  waive  presentment,   demand,  protest  and  notice  of  dishonor  in
connection with this Note.

         This Note is binding upon the undersigned and its successors and assigns, and shall inure to the benefit of Bank and its successors and assigns. This Note is made under and governed by the laws of the State of Illinois without regard to conflict of laws principles.

                                               K-V PHARMACEUTICAL COMPANY, a
                                               Delaware corporation
ATTEST:


By: /s/ John P. Walsh                          By: /s/ Gerald R. Mitchell
    Assistant Secretary                        Title: Vice-President, Finance


Borrower's Address:

2503 South Hanley
St. Louis, Missouri  63144-2555


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